EXHIBIT 10.12

                      AMENDED & RESTATED LICENSE AGREEMENT

     THIS AGREEMENT is made effective as of the __ day of February, 2001 (the "Effective Date"), by and between ID Technologies Corporation, a North Carolina corporation, having a place of business and address of NCSU Centennial Campus, 1920 Main Campus Dr. Suite 400 Raleigh, NC 27606 ("the Licensor"), and Protective Technologies, Inc 100 South Ashley Drive Suite 870 Tampa, Florida 33602 (the "Licensee) (together, the "Parties").

     WHEREAS, Licensor owns all right title and interest in United States Patent
No.   5,623,552  (the  "552  Patent"),   dated  April  22,  1997,  and  entitled
"Self-Authenticating Identification Card With Fingerprint Identification".

     WHEREAS, Information Resources Engineering, Inc. (IRE) located at 8029 Corporate Drive, Maryland 21236, has a strong background in technologies relating to the design, development, and manufacture of products which can incorporate and has incorporated in such products with the cooperation of Licensor the self-authenticating fingerprint identification technology as described and claimed in the 552 Patent of Licensor.

     WHEREAS, the aforementioned IRE owns rights to inventions and patents pertaining to the same technology as that described and claimed in the 552 patent, and may own future inventions and patents pertaining thereto.

     WHEREAS, Licensor has entered into an agreement granting IRE a license under the 552 patent in a defined exclusive filed and has obtained from IRE an exclusive license in the Filed of License (defined below) to receive IRE technology and use and practice IRE as present and future IRE inventions and patent(s) (hereinafter referred to as "IRE Technology") for the full terms thereof to the full extent to which they pertain to the subject matter described and claimed in the 552 Patent and has further obtained from IRE the exclusive right to sublicense such IRE Technology in said Field of License to the Licensee.

     WHEREAS, Licensor and IRE recognize that because of the complexity and extensive potential applications of the technology covered by the 552 Patent it will be desirable and mutually beneficial to all parties that Licensor coordinate the transfer of technology related to the application of the 552 Patent technology and that there be established Technology development Partners (defined below) to assist in the development and application of the technology covered by the 552 Patent and that bath IRE and Licensee will usefully serve the role of being such a Technology Development Partner.

     WHEREAS, Licensor anticipates obtaining from time to time from Technology development Partners certain additional technology and intellectual property rights associated with and supportive of the practice of the 552 Patent.

     WHEREAS, Licensor desires to license the 552 Patent and also the IRE Technology, and Technology Development Partner Technology to facilitate Licensee's application of the 552 Patent Technology, and Licensee desires to receive such a license, technology and assistance pursuant to terms of this Agreement.

     NOW, THEREFORE, the Parties agree that for and in consideration of the mutual covenants contained herein, and in consideration of the Initial Payment (hereinafter defined) and other good and valuable considerations each to the other have paid, the receipt and sufficiency of which is acknowledged, the Parties have covenanted and agreed, and do hereby covenant and agree as follows:

1.0    Definitions

1.1    "System"   means  Licensor's   fingerprints   identification   technology
       described  and   claimed in the 552 Patent  and the  Licensor  Technology
       (defined below).

1.2 "Licensed Patents" means the 552 Patent and other patents licensed to Licensee hereunder.

1.3 "Subsidiary" means a corporation, company or other entity more than fifty percent of whose outstanding shares or securities (representing the right, other than as affected by events of default, to vote for the election of directors of other managing authority) are, now or hereafter, owned or controlled directly by a corporation, company of other entity which is a party to this Agreement (either by Licensee of the Licensor), as long as such ownership or control exists.

1.4 "Technology Development Partner" (hereinafter referred to as "TDP") means any individual, corporation, association, or other entity, other than Licensor or a Subsidiary thereof, with whom Licensor is now or hereafter becomes associated and to whom Licensor grants a license under the 552 patent and from whom the Licensor acquires or has the right to acquire rights to certain of the TDP's intellectual property for incorporation into the System.

1.5 "TDP Technology" means inventions, patents and other technology developed by IRE or another TDP and licensed and otherwise transferred to Licensor for incorporation into the System and with respect to which Licensor has the right to license others.

1.6 "Licensee Technology" means presently existing or future developed inventions, patents, and technology of Licensee relating to the subject matter of the 552 patent and licensed or otherwise transferred to which Licensor pursuant to this Agreement.

1.7    "IRE"  means  Information  Resource  Engineering,   Inc.,  who  shall  be
       treated  as  a Technology Development Partner pursuant to this Agreement.

1.8 "Licensor Affiliate" shall mean a Subsidiary of Technology Development Partner of Licensor.

1.9    "Licensor Technology"
Means and includes the Licensed Patents as well as all present and future intellectual property including rights in inventions, patents, trade secrets, copyrights and other technology, and any portion thereof, associated with or supportive of use of the System, which Licensor owns or is authorized to license or otherwise transfer to Licensee under this Agreement and which Licensee received either from Licensor, IRE, or TDP with Licensor's assistance, and includes present and future IRE Technology, Technology and Licensor Affiliate Technology as well as other technology acquired by Licensor with respect to which Licensor has the right to license.

1.10 "Field of License" means player, employee, identification, access, and security cards, associated systems and equipment of whatever type used worldwide in casino, internet and lottery gaming by public, private and government sponsored providers, (including, without limitation, native American and other such groups and organizations) worldwide, as follows:
(1) Machine, electronic, and multi-media operated games of chance of any and all types used in casinos on and off shore, owned and operated by public, private and government organizations worldwide;
(2) Internet gaming of any and all types at any and all locations operated by public, private and government sponsored providers; and
(3) Lottery gaming of any and all types at any and all locations operated by public, private and government organizations worldwide.

1.11   "Licensed Product "
Means any product or component of a product which incorporate some or all of Licensor's Technology of whose manufacture, sale or use would infringe directly, contributory, or by inducement any claim of the 552 Patent or any other patent licensed hereunder.

1.12 (i) "Net Sales" means a) in the context of an arms-length transaction for monetary consideration, the gross sums received by Licensee for the sale or other transfer of Licensed Products or for the sublicense or other transfer of the Licensor Technology, after applying credits for freight, taxes, refunds, discounts, returns and bad debts but without any credit or deduction for commissions of broker fees paid by Licensee, except as provided pursuant to
Article 1.12(i); b) in the context of an arms-length transaction for non-monetary consideration, the fair market value of the consideration received by Licensee in exchange for the sale or other transfer of Licensed Products or for the sublicense or other transfer of the Licensor Technology; c) in the context of an arms-length transaction in which the Licensee combines or includes Licensed Products in a commercial offering whereby the pricing of the Licensed Products is some part of a greater total price, the gross sums received by the Licensee, after applying credits for freight, taxes, refunds, discounts, returns, and bad debts, attributed to the sale or other transfer of Licensed Products; (d)in the event that Licensed Products are disposed of in a manner other than an arms-length transaction for money or other consideration, Net Sales shall be measured by the price which sales or other transfers of similar Licensed Products are sold at arms-length by the Licensee.

(ii) Where Net Sales is to be determined for the sublicense or other transfer of the Licensor Technology, as opposed to the sale or other transfer of Licensed Products, Net Sales shall be further reduced by the amount of fees Licensee pays to independent, third-party brokers in such transactions.

(iii) Where Net Sales is to be  determined  pursuant to  foregoing  subparagraph
(i)(c) of this Article 1.12, that portion of the total price of the commercial offering attributed to the sale or other transfer of the Licensed Products shall be determined by agreement of the Parties, assisted by their accounting professionals. Should the Parties not agree within thirty (30) days from their initial discussion regarding a particular commercial offering, then the Parties agree that the matter be decided by a panel of accounting professionals, whose decision shall be binding on the Parties. The panel shall consist of one accounting professional selected by each of the Parties. If within fifteen days of submission to select a third accounting professional, acceptable to each panel member, to assist in determine what portion of the total price should be attributed to sale of the Licensed Products. The expanded panel shall decide the issues by a simple majority, within fifteen (15) days of the addition of the third panel member. Each party shall pay one-half the cost of forming the panel and obtaining a final panel decision.

1.13   "Authorized Source"
Means a company selected by Licensor to manufacture the Licensed Product or a company selected by Licensee with Licensor's written approval pursuant to
Article 4.2 below.

1.14   The Recitals
Set forth in the "Whereas" provisions on pages 1 and 2 of this Agreement are incorporated herein by reference and are made a part of this Agreement herein.

2.0    Grant of Technology License
Licensor hereby grants and conveys to Licensee, subject to the express limitations of this Agreement, a license to test, experiment with and use for First Prototype referred to in Article 3.0 below and a worldwide exclusive license to make, use, sell, sublicense, or otherwise transfer the System of any component thereof in the Field of License but only in the Field of License, to use such certification mark(s), trademark(s) and/or other marking(s) on Licensed Products pursuant to Article 14, and to disclose the System to the Authorized Sources and others necessary for its practice by Licensee and its sublicenses, subject, however, to the confidentiality duty set forth in Article 22. Except as provided by Article 8.4, Licensor acknowledges and agrees that it will not grant any rights in the Field of License to any person other than Licensee, nor will Licensor itself exercise any rights in the Fields of License with regard to the System.

3.0    Development of First Prototype of System.
Licensee acknowledges a working prototype has been developed by IRE who is currently manufacturing up to 100 / 8 chip biometric cards. That a 2/3 chip card is planned for late 2000 / early 2001; that a magnetic swipe is being considered for 2001; and that a one-chip card is being planned with a less than $20.00 cost excluding NRI.

4.0    Authorized Source of Licensed Product

4.1    Authorized Source List.
Licensor shall provide Licensee within one (1) year from the Effective Date of this Agreement the name and address of at least one Authorized Source with the expertise, skill, and knowledge to manufacture and produce the Licensed Products within Licensee's Field of License according to Licensee's specifications and which Licensee is prepared to develop and market.

4.2    Additional Authorized Sources.
At any time during the term of this Agreement, the Licensee may request adding to the list of Authorized Sources one or more manufacturers of Licensed Products within Licensee's Field of License. Such request shall affirmatively state that the Licensee has investigated the proposed source and has an adequate basis for believing that the proposed source can manufacture the particular Licensed Product of interest to the Licensee to such standards of quality and grade at least equal to and in all respects not less reliable than the Authorized Source identified in Article 4.1. Licensor, not more that thirty (30) days after it received the proposed additional Authorized Source from Licensee, shall advise Licensee with respect to such request, and shall not unreasonably reject such proposed source. In the event that the Licensor shall fail to reply within said 30 days, the proposed additional source shall be deemed an Authorized Source.

4.3    Procurement.
Licensee shall procure the Licensed Product only from an Authorized Source.

4.4    Samples.

With regard to Authorized Sources selected by Licensee, the Licensee shall, at any time requested by the Licensor, either provide to the Licensor random samples of the Licensed Product from each such Authorized Source, or enable the Licensor to enter the Licensee's premises, following reasonable notice, during the Licensee's ordinary business hours and inspect the Licensed Product supplied by such Authorized Source(s).

4.5 Licenses Not Obligated to Purchase from Persons Selected by Licensor. The Licensee acknowledges that it is not required to obtain the product from any person affiliated with the Licensor, and that is has a full and sufficient opportunity to seek out alternative sources of the product and will take such advantage of that opportunity as it independently elects, relying exclusively on its own business judgment and not on the recommendation of the Licensor for that purpose. The Licensee further warrants that it will conduct its own inspection of any Authorized Source whose identity is provided to the Licensee by the
Licensor, will independently determine the capability and quality of such Authorized Source to meet the requirements of the Licensee, and will not rely on the judgment of the Licensor for that purpose. The Licensor makes no warranty or representation whatsoever as to the capabilities of performance of any
Authorized Source, and expressly disclaims all such warranties and representations.

5.0    Licensee's Rights to Proposed Specifications
The Licensee shall have the right to proposed modifying Licensed Product specifications in a manner that would permit the Licensed Product to better service customers in the Field of License. Licensor has the right to reject such modifications, if such modified specifications call for a Licensed Product of a lesser grade or quality than desired by Licensor or a Licensed Product likely to impair consumer acceptance of the Licensed Products.

6.0    Development of Prototypes of Licensed Products
Upon selection of an Authorized Source for the first selected Licensed Product within Licensee's Field of License, which Licensee stands ready to procure, develop and market in commercial quantities, Licensee shall promptly and forthwith proceed to procure such selected Licensed Product in prototype form from such an Authorized Source, and upon procurement thereof provide Licensor with a sample thereof.

6.2 Licensor shall within twenty-one (21) days after receipt of a sample of Licensee's first selected Licensed Product in a prototype form suitable for reproduction in commercial quantities promptly notify Licensee of its approval or disapproval thereof. In the event that the Licensor shall fail to reply within said twenty-one (21) days, the proposed prototype form shall be deemed to be approved by Licensor. In the event of approval, Licensee shall use its best efforts to commence production, marketing and sale of such first selected Licensed Product throughout the Field of License. In the event of disapproval, Licensor shall inform Licensee of the reasons thereof and Licensee shall promptly take steps to improve such prototype of the first selected Licensed Product and shall again submit such prototype to Licensor for approval in accordance with the terms of this Article 6.2.

6.3 After introduction and marketing of the first selected Licensed Product as referred to above, Licensee shall proceed to select the next subsequent Licensed Products in the same manner as set forth above and shall again submit such prototype to Licensor for approval in accordance with the terms of this
Article 6.2.

7.0    Warranties and Representations of the Parties

7.1    Licensors Warranties and Representations

7.1.1  Licensor Technology.
a. The Licensor warrants that it is the sole and exclusive owner of all right, title and interest in Letters Patent of the United States, No. 5,623.552 dated April 22, 1997, and entitled "Self Authenticating Identification Card With Fingerprint Identification," and has the sole and exclusive right to grant licenses to others to manufacture, use, and sell, products covered by the patent, and further warranties that it has the right to license the System to Licensee pursuant to the terms of this Agreement.
b. Licensor also warrants that it has obtained from IRE a non-exclusive license in the Field of License to receive IRE Technology and use and practice IRE's present and future IRE inventions and patent(s) for the full terms thereof to the full extent to which they pertain to the subject matter described and claimed in the 552 Patent and has further obtained from IRE the right to sublicense such IRE Technology in said Field of License to the Licensee, and that such IRE Technology is covered by the royalty rate identified in Article 9.1.
c. Licensor fully warrants and shall warrant throughout the terms of this Agreement that it has fully unrestricted right to grant to Licensee the rights granted in Article 2.0, including without limitation the right to grant a license to make, use, sell, sub-license, or otherwise transfer the TDP Technology which is or shall be incorporated into the System.

7.1.2 Prosecution of Licensor Patents. Licensor shall maintain the 552 Patent and any other presently or future existing United States or foreign patents owned by Licensor and relating to the System, and shall provide Licensee proof that all maintenance fee payments have been made by Licensor prior to the imposition of penalties. In the event Licensor does not make any maintenance fee payments required by the U.S. Patent Office:
       (a) Licensee shall have the right to make such payments on Licensor's behalf, and (b) the amount of such payments made by Licensee shall be credited against the amount of royalty payments due to the Licensor hereunder.

7.1.3 Licensor Best Efforts. Licensor shall use its best efforts to develop, improve, enhance and commercialize the System through its dealings with Subsidiaries, Licensees, and Technology Development Partners.

7.1.4 Licensor Employees. Licensor represents and warrants that it shall require its employees to assign to Licensor all intellectual property rights to the inventions developed by its employees relating to the System.

7.1.5 Defending Field of License. Licensor shall assist Licensee to defend against any other of Licensor's Licensees of the of the System ("other Licensees") from using, practicing, selling, or transferring the System in Licensee's Field of License.

7.1.6 Due Organization, Good Standing, Authority of Licensor. Licensor is a corporation duly organized, validly existing, and in good standing under the laws of North Carolina. Licensor has full right, power, and authority to own its properties and assets, and to carry on its business. To the best of Licensor's knowledge, Licensor is duly licensed, qualified and authorized to do business as a foreign corporation, and is in good standing in each jurisdiction in which the properties and assets owned by it or the nature of the business conducted by it makes such licensing, qualification and authorization legally necessary.

7.1.7  License Not in  Conflict  with  Other  Instruments;   Required  Approvals
       Obtained.

7.1.7.1To  the  best  of  Licensor's  knowledge,  the  execution  delivery,  and performance of this License by Licensor will not (a) violate or require registration, qualification, or filing under, (i) any law, statute, ordinance, rule or regulation (Laws) of any federal, state or local government (Governments) or any agency, bureau, commission or instrumentality of any Governments, or (ii) any judgment, injunction, order, writ of decree or any court, arbitrator, or Government.

7.1.7.2The execution, delivery, and performance of this Licensor will not conflict with, require any consent, approval, or filing under, result in the breach or termination of any provision of, or constitute a default under (i) any indenture, mortgage, deed of trust, license, permit, approval, consent, franchise, lease contract, license or any instrument or agreement to which the Licensor is a party or is bound, or (iii) any judgment, injunction, order, writ, or decree of any court, arbitrator, or government by which the Licensor or any of its assets or properties is bound.

7.1.8 Legal Proceedings-Licensor. To the best of Licensor's knowledge, there is no action, suit, proceeding, claim, arbitration, or investigation by any Government or any person (i) pending to which the Licensor is a party,
       (ii) threatened against or relating to the Licensor or any of the Licensor's assets or businesses, (iii) challenging the Licensor's right to execute, deliver, or perform under this License, or (iv) asserting any right against Licensor with respect to the System, and there is no basis for any such action, suit, proceeding claim, arbitration, or investigation.





7.2    Licensee's Warranties and Representations

7.2.1  Licensee's Best Efforts.
       Licensee represents and warrants using its best efforts to proceed diligently with its development, improvement, enhancement, manufacture and sale of the Licensed Products and System throughout the Field of License in accordance with the terms of this Agreement. Licensee shall at its cost and expense use its best efforts and all due diligence to energetically and aggressively develop the market for the Licensed Products in the Field of License, to promote the sale, sublicense, and use of the Licensed Products and to enhance the reputation and goodwill associated with the Licensed Products. In connection with its obligations under this Article 7.2.1, Licensee shall maintain facilities of a nature and style suitable in the Field of License to facilitate the marketing, distribution, sale, and sublicensing of the Licensed Products; shall provide aggressive, dedicated, continuous representation throughout the field of License by means of sales and support staff sufficient in number, qualifications, and training to aggressively and effectively promote, market, and service the Licensed Products.

7.2.2  Licensee Technology.
       In the event Licensee obtains a patent or patents for inventions pertaining to the subject matter claimed in the Licensed Patents, Licensee agrees to grant to the Licensor a nonexclusive license to use the invention or such patent or patents for the full term or terms hereof. If Licensor desires to grant sublicenses to use the Licensee's inventions(s) it will submit written requests to Licensee for its consent and approval which will in Licensee's reasonable discretion be granted or denied. Such nonexclusive license shall be subject to a running royalty to be paid by Licensor to Licensee equal to 6.75% of all Net Sales made by Licensor or any sub-licensee from Licensor. It is understood and agreed that the nonexclusive license to Licensor under this Article 7.2.2 is intended to apply to only those improvements and enhancements to the fingerprint card itself that is the Licensed Product of this Agreement, and not to technology developed by Licensee that is not incorporated into the fingerprint card itself. As used in this Article 7.2.2, "Net Sales" shall have the meaning specified in Article 1.12 of this Agreement, except that: all references to "Licensor" in Article 1.12 shall be deemed to mean "Licensee"; all references to "Licensee" in Article 1.12 shall be deemed to mean "Licensor"; and all references to "Licensor Technology" in
       Article 1.12 shall be deemed to mean "Licensee Technology";

              a. Licensor agrees that, within sixty (60) days after the end of each quarter, in each and every calendar year, commencing with Licensee's obligation to make royalty payments, Licensor will furnish to Licensee written reports specifying the Licensor's Net Sales during the preceding quarter (the "Licensor's Quarterly Reports"). Such reports shall provide adequate details to allow Licensee to reasonably determine that its business with Licensee has been accurately reported by Licensor's financial system.
              b. Licensor agrees to have its auditors verify in writing the accuracy of the Licensor's Quarterly Reports for each calendar year, which written verification is to be submitted to Licensee no later than ninety (90) days after the end of each calendar year (the "Licensor's Auditor's Verification").
              c. Licensor agrees to allow an independent certified public accountant or other audit professional selected by Licensee to audit and analyze Licensor's accounting records during regular business hours to determine the accuracy of Licensor's Quarterly Reports (an "Independent Licensor Audit"). Such audits shall not be requested by Licensee more than twice per calendar year, may be conducted only upon ten (10) business dates written notice to Licensor, and must be conducted so as not to interfere unreasonably with Licensor's business activities.
              d. The Independent Licensor Audit shall be at the expense of Licensee, unless a variation or error is revealed by the Independent Licensor Audit that exceeds five percent (5%) of the Net Sales for the quarter in which the error occurs, whereupon the Licensor shall pay all costs of the Independent Licensor Audit.
              e. If Licensee fails to request an Independent Licensor Audit within two years after receipt of the Licensor's Auditor's Verification then the Licensor's Auditor's Verification shall be conclusively determinative of the Net Sales for that calendar year for the purposes of calculating the royalties due Licensee pursuant to this Article 7.2.2, and Licensee may not thereafter dispute the accuracy of the Net Sales figure reported by Licensor and verified by Licensor's Auditor's Verification.
              f. Any  royalty  payment  that is due  Licensee  pursuant  to this
       Article 7.2.2 that is not paid in full when due shall, as to that portion thereof not paid when due, bear interest for each day late at the rate of eighteen percent (18%) per annum, compounded monthly, or at the maximum rate allowed by law if said maximum amount is less. The calculation of a daily rate shall be made based upon a year of three hundred and sixty
       (360) days and a month of thirty (30) days. Payments not made when due because of a dispute as to the correct amount thereof shall nonetheless be considered late if ultimately adjudged to be due, and interest shall be paid therein as set out above.

7.2.3 Quality of Licensed Products. Licensee represents, warrants and covenants that it shall diligently inspect goods delivered by Authorized Sources to assure conformity with specifications, grade and quality satisfactory to Licensor, and shall not procure goods from any unauthorized source. Furthermore, Licensee shall not induce any Authorized Source to engage in adulteration, substitution or other practices that would constitute a variance from such specifications, grade and quality and shall not knowingly countenance any such practices.

7.2.4  License  Not  In  Conflict  with  Other  Instruments; Required  Approvals
       Obtained.
       7.2.4.1 To the best of Licensee's knowledge, the execution, delivery and performance of this License by Licensee will not (a) violate or require registration, qualification, or filing under, (i) any law, statute, ordinance, rule or regulation (Laws) of any federal, state or local government (Governments) or any agency, bureau, commission or instrumentality of ant Governments, or (ii) any judgment, injunction, order, writ or decree or any court, arbitrator, or Government.


7.2.4.2
       The execution delivery and performance of this License by Licensee will not conflict with, require any consent, approval, or filing under, result in the breach or termination of any provision of, or constitute a default under (i) any indenture, mortgage, deed of trust, license, permit, approval, consent, franchise. Lease, contract, license or any instrument or agreement to which the Licensee is a party of is bound, or (iii) any judgment, injunction, order, writ, or decree of any court, arbitrator, or government by which the Licensee or any of its assets or properties is bound.

7.2.5 Legal Proceedings-Licensee. To the best of Licensee's knowledge, there is no action, suit, proceeding, claim, arbitration, or investigation by any Government or any person (i) pending to which the Licensee is a party,
       (ii) threatened against or relating to the Licensee or any of the Licensee's assets or businesses, (iii) challenging the Licensee's right to execute, deliver, or perform under this License, or (iv) asserting any right against Licensee with respect to the System, and there is no basis for any such action, suit, proceeding claim, arbitration, or investigation.

7.2.6 Due Organization, Good Standing, Authority of Licensee. Licensee is a corporation duly organized, validly existing, and in good standing under the laws of Colorado Licensee have full right, power, and authority to own its properties and assets, and to carry on its business. To the best of Licensee's knowledge, Licensee is duly licensed, qualified and authorized to do business as a foreign corporation, and is in good standing in each jurisdiction in which the properties and assets owned by at or the nature of the business conducted by it makes such licensing, qualification and authorization legally necessary.

8.0    Sublicensing and the Under-served Field of License

8.1 Assignment. Either party without the consent of the non-assigning party may assign this Agreement, provided the assignee is an affiliate of the assigning party. Otherwise, neither this Agreement nor any rights conveyed to Licensee of Licensor hereunder shall be assigned by either party except with the prior written consent of the other party, such consent not to be unreasonably withheld. An affiliate for purposes of this Article 8.1, means any person or entity directly or indirectly controlled by or under common control with the assigning party.

8.2 Sublicensing. Licensee may sub-license all or any portion of the System to any individual, corporation, or other entity for development, use manufacture, sale, or further sub-license of the System solely in the Field of License. Licensee shall have the same responsibility for the activities of a sublicensee under any such arrangements as of the activities were directly those of the Licensee. For example, and not by way of limitation, royalties shall be paid to Licensor by Licensee with regard to the activities of such sublicense as of those activities were the Licensee's, and each sublicense shall be restricted to using, manufacturing, selling, and further sublicensing the System to the Field of License defined in Article 1.10 above.

8.3 Sublicensing Conditions. In the event that Licensee desires to exercise its rights to sublicense its rights as granted herein, Licensee shall, unless otherwise agreed by Licensor and Licensee, negotiate an agreement on terms, which insofar as practical are substantially consistent with the terms of this Agreement, and shall also:
a. Require royalty payment to Licensee of no less than the royalty payment due Licensor pursuant to Article 9 of this Agreement.
b. Require the sublicensee to keep Licensee informed concerning infringement by outside parties of the properties transferred, any potential product fault, improper use and the like.
c. Require the sublicensee to give the Licensee the right to audit the sublicensee's books and records.
d. Include a confidentiality provision in the sublicensee agreement comparable to that contained in this Agreement.
e. Require that sublicense not reverse engineer or disassemble the Licensed Product.

8.4    Unserved and/or Under-served Field of License.
a. Licensor acknowledges that Licensee will market the Licensed Product in stages across various geographic locations, subject to product, manufacturing and distribution availability and support; as such, all determinations made pursuant to this Article 8.4 as to whether an area is unserved or under-served shall be made within this context. At any time after the first anniversary of the date of Licensor's delivery of the First Prototype to Licensee, should Licensor determine that some geographic area or areas of application specified in Article 1.10 of this Agreement within the Field of License are not being served or are being under-served by Licensee, Licensor may notify Licensee in writing of such determination. For purposes of this Article 8.4, a geographic area or areas of application specified in Article 1.10 of this Agreement within the Field of Use will be deemed unserved or under-served if Licensee is not fulfilling its best efforts responsibilities under
       Article 7.2.1 of this Agreement. This notification shall clearly reference this Article 8.4 of the Agreement as its basis and give reasonable evidence in support of Licensor's determination of Licensee's failure to use its best efforts to serve a geographic areas of application specified in Article 1.10 of this Agreement.
b. Licensee shall acknowledge this notice in writing within ten (10) business days and respond to this same notice in writing within ninety
       (90) days setting forth Licensee's plans to serve or better serve the subject geographical area. Should Licensor and Licensee agree on plan(s) proposed by Licensee or Licensor, no further action under this provision of this Article 8.4 will be necessary. Should Licensor and Licensee fail to agree on such plan(s) within thirty (30) days of Licensor's receipt of such plan(s), and should Licensor believe the subject geographical area to be materially unserved or under-served to the detriment of all parties then the matter will be submitted to arbitration under Article 22 of this Agreement.
c. Should such arbitration process result in the determination that Licensor's position is correct Licensee shall 1) sublicense the unserved geographical area(s) to parties reasonably capable of and willing to deliver such services and/or 2) allow the relicensing of these geographical areas, splitting all revenues there from between Licensor and Licensee on a fifty/fifty (50/50) basis. Should such arbitration process result in the determination that Licensor's position is correct, and then Licensee shall also pay Licensor's costs and expenses (including reasonable attorneys fees) incurred in such arbitration process. However, should such arbitration process result in the determination that Licensee's position is correct, then Licensor shall pay Licensee's costs and expenses including reasonable attorneys fees incurred in such arbitration process.

9.0    Payments, Royalties and Compensation

9.1    Royalty Rate.
       Royalties shall be computed at the rate of six percent (6%) of Licensee's Net Sales during the applicable quarterly period.

9.2    Reports and Audits of Licensee's Net Sales.
a. Licensee agrees that, within sixty (60) days after the end of each quarter, in each and every calendar year, commencing with the Licensee's obligation to make royalty payments, Licensee will furnish to Licensor written reports specifying the Licensee's Net Sales during the preceding quarter (the "Licensee Quarterly Reports"). Such reports shall provide adequate details to allow Licensor to reasonably determine that its business with Licensee has been accurately reported by Licensee's financial system.
b. Licensee agrees to have its auditors verify in writing the accuracy of the Licensee's Quarterly Reports for each calendar year, which written verification is to be submitted to Licensor no later than ninety (90) days after the end of each calendar year (the "Licensee's Auditor's Verification").
c. Licensee agrees to allow an independent certified public accountant or other audit professional selected by Licensor to audit and analyze Licensee's accounting records during regular business hours to determine the accuracy of Licensee's Quarterly Reports (an "Independent Licensee Audit"). Such audits shall not be requested by Licensor more than twice per calendar year, may be conducted only upon ten (10) business dates written notice to Licensee, and must be conducted so as not to interfere unreasonably with Licensee's business activities.
d. The Independent Licensee Audit shall be at the expense of Licensor, unless a variation or error is revealed by the Independent Licensee Audit that exceeds five percent (5%) of the Net Sales for the quarter in which the error occurs, whereupon the Licensee shall pay all costs of the Independent Licensee Audit.
e. If Licensor fails to request an Independent Licensee Audit within two years after receipt of the Licensee's Auditor's Verification then the Licensee's Auditor's Verification shall be conclusively determinative of the Net Sales for that calendar year for the purposes of calculating royalties due Licensor pursuant to this Article 9, and Licensor may not thereafter dispute the accuracy of the Net Sales figure reported by Licensee and verified by Licensee's Auditor's Verification.

9.3 Late Payment Interest. Any royalty payment that is due Licensor pursuant to this Article 9 that is not paid in full when due shall, as to that portion thereof not paid when due, bear interest for each day late at the rate of eighteen percent (18%) per annum, compounded monthly, or at the maximum rate allowed by law if said maximum amount is less. The calculation of a daily rate shall be made based upon a year of three hundred and sixty (360) days and a month of thirty (30) days. Payments not made when due because of a dispute as to the correct amount thereof shall nonetheless be considered late if ultimately adjudged to be due, and interest shall be paid therein as set out above.

10.0   Infringement and Indemnification

10.1   Infringement Claimed by Third Parties.

10.1.1 If the Licensee shall be sued for infringement by reason of the Licensee's activities under the license granted in this Agreement, the Licensee shall immediately notify the Licensor and the Licensor shall defend, indemnify, and hold the Licensee harmless against any such claims, which, if proven, would constitute a breach of any of the Licensor s representations or warranties of Article 7.1 above. Provided, however, that the Licensor shall not have a duty to defend if the claim of infringement is based upon acts of the Licensee which go beyond the scope of the Licenses granted, such as by reason of combination of practice under the license and authorized practices, with additional activity, which combined license and unlicensed activity shall be the subject matter of the infringement action. Without admitting the foregoing, the Licensor shall have the control of any such defense and the right to enter into any settlement and compromise of any such claim or action provided, however, that the Licensee shall assume no further royalty or other obligation, whether to the Licensor or to any third party, by reason of such settlement. The Licensee shall, if requested by Licensor, make such reasonable modifications in the practice of the license granted under this Agreement such as would enable the parties to avoid or mitigate any third-party claims of infringement or misappropriation.

10.1.2 If the Licensor shall be sued for infringement by reason of the Licensor's activities under the license granted in this Agreement, the Licensor shall immediately notify the Licensee and the Licensee shall defend, indemnify, and hold the Licensor harmless against any such claims, which, if proven, would constitute a breach of any of the Licensee's representations or warranties of Article 7.2 above. Provided, however, that the Licensee shall not have a duty to defend if the claim of infringement is based upon acts of the Licensor which go beyond the scope of the Licenses granted, such as by reason of combination of practice under the license and authorized practices, with additional activity, which combined license and unlicensed activity shall be the subject matter of the infringement action. Without admitting the foregoing, the Licensee shall have the control of any such defense and the right to enter into any settlement and compromise of any such claim or action provided, however, that the Licensor shall assume no further royalty or other obligation, whether to the Licensee or to any third party, by reason of such settlement. The Licensor shall, if requested by Licensee, make such reasonable modifications in the practice of the license granted under this Agreement such as would enable the parties to avoid or mitigate any third-party claims of infringement or misappropriation.

10.2   Infringement by Third Parties.

10.2.1 Licensee shall have the right, but not the obligation, to institute and prosecute any and all suits to enjoin any and all infringes of the Licensed Patents, where such infringements affects the Licensee's use of the Technology in the Field of License; and from time to time during the continuance of this Agreement, and at its own expense, may institute any suit or suits which it may deem necessary. Licensee shall be entitled to retain any and all money damages it receives in connection with such suit or suits.

       The Licensee shall have the right to institute and prosecute such suits, and to employ its own counsel for such suits; and Licensee shall pay for all services rendered by counsel so retained, and for all incidental costs and expenses. Licensee agrees that Licensor may join as a party plaintiff in any suit initiated by Licensee regarding the System, at Licensor's sole expense, where Licensor deems that joining as a party plaintiff is necessary and in Licensor's best interests.

10.2.2 Except to the extent that Licensee has instituted or plans to institute a suit under Article 10.2.1, Licensor shall have the right, but not the obligation, to institute and prosecute any and all infringes of the 552 Patent where such infringement affects Licensor's use, sale, or rights to the System, and from time to time during the continuance of this Agreement, and at its own expense, may institute any suit or suits it may deem necessary. The Licensor shall have the right to institute and prosecute such suits, and to employ its own counsel for such suits; and Licensor shall pay for all services rendered by counsel so retained, and for all incidental costs and expenses. Licensor agrees that Licensee may join as a party plaintiff in any suit initiated by Licensor pertaining to infringement in the Field of License regarding the System, at Licensee's sole expense, where Licensee deems that joining as a party plaintiff is necessary and in Licensee's best interests.

11.0   Limitations of Liability and Consequential Damages

       In no event, whether based on contract indemnity, warranty, tort (including negligence), strict liability or otherwise, shall Licensor or Licensee or their subcontractors or suppliers, or any of their respective directors, officers, employees or agents, be liable for (i) special, exemplary, or punitive damages; or (ii) any losses or damages arising out of, connected with, or resulting from (A) the performance of any third party not hired by Licensor or Licensee, (B) an software, hardware or other product or component provided by any third party, or (C) the reliance by Licensor or Licensee on any statement or representation made by Licensee or Licensor on any statement or representation made by Licensee of Licensor regarding a third party vendor.

12.0   Term of Agreement and Renewal
       The term of this Agreement shall be for the life of the Patent, Number 5,623,552 effective April 22, 1997. The term of this Agreement may be extended at Licensee's option via written agreement through any additional Patents directly related to the original patent number 5,623,552 provided that for each renewal:
         a. The Field of License is not then unserved or under-served and such unserved or under-served Field of License has not been cured or is not being cured in accordance with Article 8.4;
         b.  There is no uncured Licensee breach of this Agreement; and
         c. Licensee shall pay Licensor One Hundred Twenty-Five Thousand Dollars ($125,000).

13.0   Termination

13.1   This Agreement may be terminated as follows:
         a.  By mutual Agreement of the Parties.
         b. By Licensee if Licensor fails to deliver the First Prototype within one (1) year following the Effective Date of this Agreement or if the First Prototype delivered by Licensor to Licensee is not satisfactory to Licensee.
         c. If Licensee fails to pay Licensor royalties in the amount specified in Article 9.1 of this Agreement, Licensor shall give Licensee prompt written notice of such failure. If Licensee does not pay Licensor such royalties within 10 days from Licensee's receipt of such written , Licensor shall have the right to terminate this Agreement.
         d. If Licensor fails to pay Licensee royalties in the amount specified in Article 7.2.2 of this Agreement, Licensee shall give Licensor prompt written notice of such failure. If Licensor does not pay Licensee such royalties within 10 days from Licensee's receipt of such written notice, Licensee shall have the right to terminate the license granted to Licensor pursuant to Article 7.2.2 of this Agreement.
         e. If the Licensee shall (i) commence a voluntary case under the federal or state bankruptcy laws, (ii) file a petition seeking to take advantage of ant other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in a voluntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, (vii) take any corporate action authorizing any of the foregoing, (viii) become the subject of a case or other proceeding in any court of competent jurisdiction seeking relief under the federal bankruptcy laws or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, which proceeding shall continue un-dismissed or unstrayed for a period of sixty consecutive calendar days, or an order granting the relief requested shall be entered, or (ix) become the subject of the appointment of trustee, receiver, custodian, liquidator or the like, which appointment shall continue undismissed or unstayed for a period of sixty consecutive calendar days.
          e. If Licensee, without having first terminated this Agreement and ceased obtaining any of the benefits of this Agreement challenges the validity of any patent purported to be licensed by the Licensee under this Agreement.
          f. By either  party due to the other  party s  material  breach of its obligation under this Agreement, upon giving written notice to the other.
         (i) Where  the  breach  relates  solely to  Licensee's  non-payment  of royalties, the Licensor's right to terminate this Agreement is limited as follows:

(aa) Before the Licensor may terminate this Agreement solely for Licensee's non-payment of royalties, Licensor must give Licensee written notice of default and make a demand for immediate payment, describing the time period at issue, the amount due, and how the Licensor determined that the amount demanded is due (the "Licensor's Demand"). To avoid termination of this Agreement for non-payment of the royalties demanded, Licensee must within ten days either: 1) pay to Licensor the full amount demanded as due; or 2) respond to Licensor's Demand with an explanation of why no additional amount is due (the "Licensee's Response").(bb) If, within thirty (30) days of Licensor's receipt of the Licensee's Response, the Parties cannot resolve their dispute, then the Licensor shall submit to Licensee a list of five (5) independent certified public accountants acceptable to the Licensor and, within five (5) days thereafter, Licensee shall select one independent certified public accountant from said list, and upon agreement of said accountant to serve, that accountant shall serve as the "Royalties Arbitrator".
(cc) Within five (5) days of selection of the Royalties Arbitrator, each party shall forward to the Royalties Arbitrator copies of this Agreement, the Licensor's Demand, the Licensee's Response, and any other supporting documentation and shall jointly request that the Royalties Arbitrator conduct an expedited review of the documents submitted to resolve the dispute and to provide a written determination as to royalties due, if any.
(dd) The Parties hereby agree to abide by the Royalties Arbitrators written decision as to the amount of royalties due, if any. Upon written determination of the Arbitrator that some amount of royalties is due, Licensee shall pay that amount to Licensor within three (3) days of receipt of the Royalties Arbitrator written decision and shall be responsible for any fees charged or costs incurred by the Royalties Arbitrator in resolving the dispute. Each party shall otherwise bear its own fees and costs.
 (ee) The Licensor shall be released from its obligation to follow the foregoing procedure upon a) after a single determination by the Royalties Arbitrator that the Licensee's Response was groundless and wholly without justification or b) upon receipt from the Royalties Arbitrator its written decisions in two royalties disputes that the amount demanded in the Licensors Demand was in fact the amount of Royalties due.
(ff) Where the breach of relates, in whole or in part, to obligations other than Licensee's non-payment of royalties, then prior to terminating this Agreement, the non-breaching party must provide written notice of the breach and must permit the other party thirty (30) days from the date of the written notice to cure such breach. The other party shall release each party from this obligation of notice and cure after that party has complied with this provision with respect to the first two breaches within any successive five-year period.
         (g) By the Licensee upon giving Licensor thirty (30) days written notice of Licensees intent to terminate the payment of royalties owed to the date of termination.

13.2 Upon termination of these Agreement any and all rights, which the Licensee shall have or possess under this Agreement, including sublicenses there under shall permanently cease and be by it relinquished and surrendered to the Licensor. If such termination is not due to a License breach of this Agreement, Licensee shall have the right to sell all Licensed Products already manufactured and in its possession for a period of three (3) months following the termination date, upon which royalties will be paid as provided above. Should termination of this Agreement be due to a Licensee Breach, then Licensee shall, upon termination, transfer all Licensed Products to Licensor and pay all royalties it owes its Licensor.

14.0   Marketing

       The Licensee shall use such certification mark(s), trademark(s), and/or other marking(s) as may from time to time to be adopted by the Licensor to indicate the patent protection applicable thereto. The Licensee shall in any event when requested by Licensor mark the patent number of each patent covering the Licensed Product, on each licensed product manufactured, sold or otherwise distributed by the Licensee in a manner satisfactory to Licensor; and shall use the trademark registration symbol adjacent ant registered trademark to the extend permitted by law.

15.0   No Business Opportunity or Franchise

       This Agreement is not intended to be, and shall not be constructed to be, the granting of a business opportunity or of a franchise under the laws of the United States or any state or territory thereof. The Licensee warrants to the Licensor that the Licensee possesses business expertise relevant to the field in which it will engage pursuant to the license granted herein. The Licensee acknowledges that the Licensor is not obligated by this Agreement to provide any business advice or business assistance of any kind or nature whatsoever, including but not limited to the provision of a prescribed marketing plan or system, and warrants that the Licensee has not received, and does not expect to receive, any business advice or assistance from Licensor on which it has relied or intends to rely in any manner whatsoever. The Licensee further acknowledges that the Licensee, in evaluating the propriety of entering into this Agreement has relied exclusively in its own advisors and not on any representations made by the Licensor except such representations as are expressly stated in the words of this Agreement.

16.0   No Investment or Securities Offering

       The Licensee represents and warrants that the Licensor shall not, by reason of entering into this license with the Licensee, be or become obligated to file a registration statement with the Securities and Exchange Commission to qualify the License to fall under the blue-sky laws of a state. Furthermore, notwithstanding any other provision of this Agreement, the Licensee shall not enter into a transaction regarding the License that would require the Licensor to file a registration statement with the Securities and Exchange Commission to qualify the License to fall under blue-sky laws of any state. Any violation of this Article 16.0 is a material default that shall entitle the Licensor to terminate this Agreement.

17.0   Consent to Advertising and Publicity

       The Licensor may issue and disseminate to the public information describing the license entered into with the Licensee, including the name and address of the Licensee, the general terms of the Agreement, and a general description of the Licensee's business.

18.0   Governing Law

       This Agreement shall be interpreted and construed in accordance with the laws of the United States and the laws of the State of North Carolina.

19.0   Independent Contractors

       The Parties to this Agreement are independent contractors. Nothing in this Agreement is to be construed as making either party and agent of or joint venture with the other.

20.0   Complete Agreement and Modification

       This Agreement represents the entire agreement, both written and oral of the Parties, and supersedes and replaces any prior written or oral agreements between Licensee and Licensor. This Agreement may be amended only in a writing stating that it is an amendment or modification of this Agreement, and signed by an authorized representative of each of the Parties hereto.

21.0   Notices
       Any Notice required to be given under this Agreement shall be properly given of delivered by first-class mail as follows:


ID Technologies Corporation         Protective Technologies, Inc.
NCSU Centennial Campus,             100 South Ashley Drive
1920 Main Campus Drive              Tampa, Florida 33602
Suite 400 Raleigh, NC 27606         Attention: President
Attention:  President

22.0   Confidentiality

       The Parties acknowledge that in order to carry out the License granted hereunder it may be necessary for either Parties to transfer or disclose certain secrets that have been developed by Licensor and/or a TDP at great expense and that have required considerable effort of skilled professionals. The Parties acknowledge and agree that in no event shall either Party disclose any such trade secrets to any third party. In the event that it is necessary to transfer or otherwise disclose such trade secret and confidential information shall require a party to which the information is being disclosed to sign a confidentiality agreement, requiring that in no event shall the receiving party disclose any such information disclosed or transferred to either party that is marked Confidential, or information disclosed or transferred to either party at the time of such disclosure or transfer the party receiving such disclosure was informed that the information must be treated by the receiving Party as confidential.

23.0   Arbitration

       Any dispute under this Agreement not resolved within thirty (30) days of notice to the other party shall be submitted to binding arbitration under the rules of the American Arbitration Association then in effect. There shall be no appeal from the decision other than for gross violation of due process or fraud in the conduct of the arbitration. Judgment upon the decision may be entered in a state or federal court, as may be appropriate, selected by the party of whom arbitration was requested, or, if that party declines to promptly select such a court, in a court selected by the party who had requested the arbitration. The parties irrevocably agree for this purpose only, to submit to the jurisdiction of such a court, or application may be made to such court for confirmation of the decision, for judicial acceptance thereof, for an order of enforcement, or for any other legal remedies that may be necessary to effectuate the decision. Except as otherwise specified in Article 8.4.c., the expenses of the arbitration and/or the Parties shall share arbitrators equally. Except as otherwise specified in Article 8.4.c., each of the Parties shall bear its own arbitration costs including without limitation its own costs of preparation, attorneys feed, and witness fees and expenses. In the event of litigation between the Parties, arbitration may be so requested at any time prior at the beginning of a trial. Any required arbitration shall be held in Research Triangle, North Carolina.

24.0   Severability

       If any provisions of this Agreement shall be constructed to be illegal or invalid, the legality of the validity of any other provisions hereof shall not be affected hereby. Any illegal or invalid provision of this Agreement shall be severable, and all provisions shall remain in full force and effect.

25.0   Survival of Representations and Warranties

       All of the representation and warranties of the parties contained in this Agreement, the indemnification provisions of Article 10.0, and the Limitations of Liability and Consequential Damages provisions of Article 11 shall survive termination of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have through a duly authorized officer thereof duly executed this Agreement in the dates indicated below to be effective as of the day first indicated above.

ID Technologies Corporation (Licensor)          Protective Technologies, Inc..
                                                (Licensee)


By: /s/ J. Philip Johnston                       By: /s/Daniel J. Bradley
    ----------------------                           --------------------
      J. Philip Johnston                               Daniel J. Bradley

Title: President & CEO                           Title: President & CEO

Date:  10/25/00                                  Date:  10/25/00